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                                                                   Exhibit 10(a)

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 16th day of July, 1998, by and between HRB MANAGEMENT, INC., a Missouri corporation ("HRB") and MARK A. ERNST ("Executive").

                                   ARTICLE ONE

                                   EMPLOYMENT

     1.01 - Agreement as to Employment. Effective September 1, 1998 (the "Employment Date"), HRB hereby employs Executive as Executive Vice President and Chief Operating Officer of H&R BLOCK, INC., a Missouri corporation ("Block") and the indirect parent corporation of HRB, and Executive hereby accepts such employment by HRB, subject to the terms of this Agreement. Subject to the terms of Section 1.06 of this Agreement, either party may terminate this Agreement for any reason, or no reason, by providing not less than 45 days' prior written notice of such termination to the other party, and, if such notice is properly given, this Agreement and Executive's employment hereunder shall terminate as of the close of business on the 45th day after such notice is deemed to have been given or such later date as is specified in such notice. Any termination of this Agreement shall not be effective as to those portions of this Agreement which, by their express terms as set forth below, require performance by either party following termination of this Agreement.

     1.02 - Duties. (a) Executive is employed by HRB to serve as the Executive Vice President and Chief Operating Officer of Block subject to the authority and direction of Block's Board of Directors (the "Board") and the President and Chief Executive Officer of Block, and, subject to the foregoing, the Executive shall have such authority and responsibility and duties as are normally associated with the position of Chief Operating Officer.

     (b) So long as he is employed under this Agreement, Executive agrees to devote his full business time and efforts exclusively on behalf of HRB and Block and to competently and diligently discharge his duties hereunder. Executive shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities as do not interfere with his full-time employment hereunder and which do not violate the other provisions of this Agreement. Executive may, following approval by the Board, become a member of the board of directors of a "for-profit" corporation or entity. Such approval will not be unreasonably withheld by the Board but such approval may be withheld if the Board reasonably determines that such activity conflicts with Executive's duties hereunder, either in terms of Executive's time to be devoted thereto or in terms of the relationship of such

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corporation's or entity's business to the present or future business then conducted or proposed to be conducted by Block, whether or not such business is directly competitive with the business of Block. Executive shall comply fully with all reasonable policies of HRB and Block as are from time to time in effect and applicable to his position.

         1.03 - Compensation. (a) Base Salary. HRB shall pay to Executive during the period between the Employment Date and August 31, 1999, a minimum gross salary at an annual rate of $400,000 ("Base Salary"), payable semimonthly or at any other pay periods as HRB may use for its other executive employees. The Base Salary shall be reviewed for adjustment by the Board or appropriate committee thereof no less often than annually during the term of Executive's employment hereunder and, if adjusted by the Board, such adjusted amount shall become the "Base Salary" for purposes of this Agreement.

         (b) Short-Term Incentive Compensation. As approved by the Compensation Committee of the Board, Executive shall participate in the H&R Block Short-Term Incentive Plan for the fiscal year ended April 30, 1999. Under such Plan, the Executive shall have a target bonus for fiscal year 1999 of $240,000 and an opportunity to earn 200% of such target bonus. The payment of the actual award under the Plan shall be based upon such performance criteria as shall be determined by the Compensation Committee at its meeting in June 1998. For purposes of Executive's participation in such Plan for the fiscal year ending April 30, 1999, Executive's actual incentive compensation shall be prorated based upon the number of months during such year that he is actually employed by HRB.

         (c) Stock Options. As approved by the Compensation Committee of the Board, Executive is granted on the Employment Date a stock option under Block's 1993 Long-Term Executive Compensation Plan to purchase 150,000 shares of Block's common stock at a price per share equal to the closing price thereof on the New York Stock Exchange on the date of grant. Such option shall expire on the tenth anniversary of the date of grant and shall vest and become exercisable as to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant. The stock option shall be an incentive stock option for the maximum number of shares permitted by Internal Revenue Code Section 422 and the regulations promulgated thereunder, and shall otherwise be a nonqualified stock option.

         (d) Restricted Stock. As approved by the Compensation Committee of the Board, Executive shall be awarded promptly after the date of the commencement of his employment, 36,000 Restricted Shares of Block's common stock under Block's 1993 Long-Term Executive Compensation Plan. One-third of the 36,000 shares shall


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vest, respectively, on each of the first three anniversaries following such employment commencement date. Prior to the time such shares of Restricted Stock are so vested, Executive shall be entitled to receive any cash dividends payable with respect to unvested shares and vote such unvested shares at any meeting of shareholders of Block.

         (e)  Relocation Benefits.

                   (i) HRB shall reimburse the Executive for all reasonable packing, shipping and transportation costs incurred by Executive in relocating himself, his family and personal property from Minneapolis, Minnesota, to the Greater Kansas City Area, regardless of when such costs are incurred. In addition, HRB shall reimburse Executive for the costs of interim (up to 120 days after the date of this Agreement) housing in Kansas City, prior to the time Executive's family relocates to Kansas City and for the costs of air fare, parking, etc., for weekend trips to Minneapolis during such period.

                   (ii) HRB shall reimburse Executive for the reasonable and customary charges for real estate commissions and legal fees and expenses, if any, in connection with the sale of Executive's residence in Minneapolis, Minnesota, and the purchase of a residence in the Greater Kansas City Area.

                   (iii) Executive shall exercise his reasonable best efforts to cause the sale at the highest price of his Minnesota residence. In the event that, despite such efforts, Executive is unable to sell such residence within five months after the date of this Agreement, upon request by Executive, HRB shall either: purchase such residence, free and clear of all liens and encumbrances, at a price equal to the mean average of three appraisals by three qualified, independent appraisers (one selected and paid for by HRB; one selected by Executive and paid for by HRB; and one selected by such appraisers and paid for by HRB); or, at HRB's election, cause such purchase to be made by an independent relocation service in accordance with economically similar arrangements.

                   (iv) To the extent that Executive incurs taxable income related to any relocation benefits paid pursuant to this Agreement, HRB shall pay to Executive such additional amount as is necessary to "gross up" such benefits and cover the anticipated income tax liability resulting from such taxable income.


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         1.04 - Business Expenses. HRB shall promptly pay directly, or reimburse
Executive for, all business expenses, to the extent such expenses are paid or incurred by Executive during the term hereof in accordance with Block policy approved by the Board and in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of Block's business.

         1.05 - Fringe Benefits. During the term of Executive's employment hereunder, HRB shall make available to Executive such insurance, sick leave, deferred compensation, stock options (also referred to in subsection 1.03(c) above), retirement, vacation and other like benefits as are approved by the Board or the Compensation Committee thereof and provided from time to time to the other executive-level employees of HRB, Block or Block's other subsidiaries.

         1.06 - Termination of Employment. (a) If HRB terminates Executive's employment pursuant to Section 1.01 of this Agreement without "cause" (as defined in subsection 1.06(b), below), or if Executive terminates his employment pursuant to Section 1.01 of this Agreement for "good reason" (as defined in subsection 1.06(c), below), then, upon any such termination of Executive's employment, (i) subject to subsection 3.04(d), HRB shall continue to pay to Executive the Base Salary in effect upon such termination throughout the two-year period following such termination as the same would have been made had Executive remained employed by HRB hereunder; (ii) any portion of any option to purchase shares of Block common stock granted pursuant to subsections 1.03(c) or
1.05 of this Agreement and held by Executive at the time of such termination of employment that is not yet vested in accordance with its terms shall vest upon the date of the termination of employment and shall be exercisable for a period of three months after such date of termination of employment; (iii) all restrictions on any Restricted Shares of Block common stock awarded pursuant to subsection 1.03(d) of this Agreement and held by Executive at the time of such termination of employment shall terminate and such common stock shall fully vest upon the date of termination of Executive's employment; (iv) subject to subsection 3.04(d), HRB shall, during the two-year period following such termination, continue Executive's health, life and disability insurance benefits, but only to the extent Executive does not obtain similar benefits paid for by a third party after such termination; and (v) HRB shall pay to Executive, at such times as the same would have been paid Executive had he remained employed hereunder, a pro rata portion of any actual short-term incentive compensation to which he would have been entitled had he remained employed through the end of the fiscal year in which such termination occurs (such portion to be the


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actual short-term incentive compensation earned for the fiscal year during which such termination occurs as is proportionate to the portion of such fiscal year in which he is actively employed hereunder.

         (b) As used in this Agreement, the term "cause" shall refer only to any one or more of the following grounds:

                   (i) Executive's commission of an act materially and demonstrably detrimental to the good will of Block or any subsidiary of Block, which act constitutes gross negligence or willful misconduct by the Executive in the performance of his material duties to Block; or

                   (ii) commission by Executive of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Executive at the expense of Block or any subsidiary of Block; or

                   (iii) Executive's conviction of a misdemeanor (involving an act of moral turpitude) or a felony; or

                   (iv) for any reason (or no reason) at any time after the last day of Block's fiscal year during which Executive attains normal retirement age under Block's benefit plans; or

                   (v) Executive's death or total and permanent disability. The term "total and permanent disability" shall have the meaning ascribed thereto under any long-term disability plan maintained by HRB or Block for HRB executives.

         (c) As used in this Agreement, the term "good reason" shall refer to any one or more of the following grounds upon which Executive elects to terminate his employment pursuant to Section 1.01 of this Agreement:

                   (i) substantial reduction by Block (over the objection of Executive) in Executive's duties, authority or status; or

                   (ii) the failure, as of or before the date that is two years after the Employment Date, by Block to elect Executive as President and Chief Executive Officer of Block.

         (d) The termination of Executive's employment under this Agreement for any reason (or no reason) by HRB or by Executive during the 180-day period following the date of the


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occurrence of a "Change of Control" of Block shall be considered a termination of Executive's employment without cause for purposes of this Agreement. For the purpose of this subsection, a "Change of Control" shall mean:

                   (i) the acquisition, other than from Block, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding voting securities of Block entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Block or any of its subsidiaries, or any employee benefit plan (or related trust) of Block or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of Block immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of Block entitled to vote generally in the election of directors, as the case may be; or

                   (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by Block's shareholders, was approved by a vote of at least a majority of the Board (or nominating committee of the Board) shall be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Block (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                   (iii) approval by the shareholders of Block of a reorganization, merger or consolidation of Block, in each case, with respect to which all or


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     substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of Block immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of Block or of the sale or other disposition of all or substantially all of the assets of Block.

         (e) Upon termination of Executive's employment under this Agreement, HRB shall have no further obligations under this Agreement and no further payments of Base Salary or other compensation or benefits shall be payable by HRB to Executive, except (i) as set forth in this Section 1.06, (ii) as required by the express terms of any written benefit plans or written arrangements maintained by HRB and applicable to Executive at the time of such termination of Executive's employment, or (iii) as may be required by law.

                                   ARTICLE TWO

                                 CONFIDENTIALITY

         2.01 - Background and Relationship of Parties. The parties acknowledge (for all purposes including, without limitation, Articles Two and Three of this Agreement) that Block and its subsidiaries have been and will be engaged in a continuous program of acquisition and development respecting their businesses, present and future, and that, in connection with Executive's employment by HRB, Executive will be expected to have access to all information of value to HRB and Block and that Executive's employment creates a relationship of confidence and trust between Executive and Block with respect to any information applicable to the businesses of Block and its subsidiaries. Executive will possess or have unfettered access to information that has been created, developed or acquired by Block and its subsidiaries or otherwise become known to Block and its subsidiaries and which has commercial value in the businesses in which Block and its subsidiaries have been and will be engaged and has not been publicly disclosed by Block. All information described above is hereinafter called "Proprietary Information". By way of illustration, but not limitation, Proprietary Information includes trade secrets, developments, systems, designs, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections,


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prices and acquisition plans. Proprietary Information shall not include any portions of such information which are now or hereafter made public by third parties in a lawful manner or made public by parties hereto without violation of this Agreement.

         2.02 - Proprietary Information is Property of Block. (a) All Proprietary Information shall be the sole property of Block (or the applicable subsidiary of Block) and its assigns, and Block (or the applicable subsidiary of Block) shall be the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether Block (or any subsidiary of Block) is at any particular time developing or marketing the same. Executive assigns to Block any rights Executive may have or may acquire in such Proprietary Information. At all times, Executive will keep in strictest confidence and trust all Proprietary Information and Executive will not use or disclose any Proprietary Information without the written consent of Block, except as may be necessary in the ordinary course of performing duties as an employee of HRB or an officer of Block or as may be required by law or the order of any court or governmental authority.

         (b) In the event of the termination of Executive's employment by HRB for any reason (including no reason), Executive shall promptly deliver to HRB all copies of all documents, notes, drawings, specifications, documentation, data and other materials of any nature belonging to Block or any subsidiary of Block and obtained during the course of Executive's employment with HRB. In addition, upon such termination, Executive will not remove from the premises of Block or any subsidiary of Block any of the foregoing or any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.

                                  ARTICLE THREE

                    NON-HIRING; NO CONFLICTS; NONCOMPETITION

         3.01 - General. The parties hereto acknowledge that, during the course of Executive's employment by HRB, the Executive shall have access to information valuable to HRB and Block concerning the key employees of Block and its subsidiaries ("Block Employees") and, in addition to Executive's access to such information, Executive may, during (and in the course of) Executive's employment by HRB, develop relationships with such Block Employees whereby information valuable to Block and its subsidiaries concerning the Block Employees was acquired by Executive. Such information includes, without limitation: the identity, skills and performance levels of the Block Employees, as well as compensation and benefits paid by Block to such Block Employees.

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         3.02 - Non-Hiring. During the period of Executive's employment hereunder and during the time Executive is receiving payments hereunder and for a period of one year after the later of: termination by HRB or Executive for any reason (or no reason) of such employment; or cessation of such payments, the Executive will not knowingly recruit, solicit or hire any Block Employee or otherwise induce any such Block Employee to leave the employment of Block (or the applicable employer-subsidiary of Block) to become an employee of or otherwise be associated with any other party or with Executive or any company or business with which Executive is or may become associated.

         3.03 - No Conflicts. Executive represents that the performance by Executive of all the terms of this Agreement will not breach any agreement as to which Executive is or was a party and which requires Executive to keep any information in confidence or in trust. Executive has not brought with him to HRB or Block nor will Executive use in the performance of employment responsibilities at HRB any proprietary materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from such former employer for their possession and use. Executive has not and will not breach any obligation of confidentiality that Executive may have to former employers and Executive shall fulfill all such obligations during his employment with HRB.

         The parties acknowledge that they are parties to a Settlement Agreement among Executive, HRB and American Express Company relating to Executive's employment with HRB and Executive and HRB agree that they will use their best efforts to comply with the terms of such Settlement Agreement and avoid any action or omission that would cause the other party to breach such Settlement Agreement.

         3.04 - Non-Competition.

         (a) During any period of Executive's employment with HRB, Executive shall not engage in, or own or control any interest in (except as a passive investor in publicly-held companies, holding less than one percent of its outstanding securities), or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, institution or business which engages in any line of business which is competitive with any line of business of Block or any of its subsidiaries (or which Block or any subsidiary is engaged in evaluating or developing).

         (b) During the two-year period immediately following the termination of Executive's employment hereunder by HRB or Executive (for any reason including no reason), Executive will not (except as permitted by subsection (c) or (d), below) own or


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control any interest in (except as a passive investor in publicly-held companies, holding less than one percent of its outstanding equity securities) or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, institution or business which engages in any line of business which is competitive with any line of business of Block or any of its subsidiaries at the time Executive's employment terminates.

         (c) For purposes of subsection 3.04(b), above, and subsection 3.04(d), below, as to Block, the term "line of business" shall not include any line of business the revenues of which constituted less than 20% of the consolidated revenues of Block for the fiscal year of Block completed on, or most recently completed prior to, the effective date of the termination of Executive's employment hereunder; and, as to any corporation, firm, institution or business with which Executive proposes to become associated, as set forth in said subsection 3.04(b) or said subsection 3.04(d), any line of business which is immaterial in size within the industry it operates or to such corporation, firm, institution or business.

         (d) Notwithstanding the provisions of subsection 3.04(b), above, during the two-year period immediately following termination of Executive's employment hereunder by HRB without "cause" or by Executive for "good reason," Executive may own or control an interest in (including as a passive investor in a publicly-held company, holding one percent or more of its outstanding equity securities), or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, institution or business which engages in any line of business which is competitive with any line of business of Block or any of its subsidiaries at the time Executive's employment terminates, only if HRB gives to Executive its prior written consent to such ownership, control or act. As of the effective date of any such ownership, control or act, HRB shall have no further obligation to continue to pay Base Salary pursuant to subsection 1.06(a)(i) of this Agreement and no further obligation to continue Executive's health, life and disability insurance benefits pursuant to subsection 1.06(a)(iv) of this Agreement.

         3.05 - Reasonableness of Restrictions. Executive acknowledges that the restrictions contained in this Agreement are reasonable, but should any provisions of any Article of this Agreement be determined to be invalid, illegal or otherwise unenforceable or unreasonable in scope by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby and the provision found invalid, illegal or otherwise unenforceable or unreasonable shall be considered by HRB and Executive to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in


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whatever manner is considered reasonable by that court and, as so amended, shall be enforced.

                                  ARTICLE FOUR

                                  MISCELLANEOUS

         4.01 - Third-Party Beneficiary. The parties hereto agree that Block is a third-party beneficiary as to the obligations imposed upon Executive under this Agreement and as to the rights and privileges to which HRB is entitled pursuant to this Agreement, and that Block is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

         4.02 - Entire Agreement. This Agreement constitutes the entire agreement and understanding between HRB and Executive concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by Executive and a duly authorized officer of HRB. Failure of HRB, Block or Executive to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions.

         4.03 - Specific Performance by Executive. Executive acknowledges that money damages alone will not adequately compensate HRB or Block for breach of any of Executive's covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by Executive, in addition to all other remedies available to HRB and Block at law, in equity or otherwise, HRB and Block shall each be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.

         4.04 - Successors and Assigns. This Agreement shall be binding upon Executive and the heirs, executors, assigns and administrators of Executive or his estate and property and shall inure to the benefit of HRB, Block and their successors and assigns. Executive may not assign or transfer to others the right to receive payments hereunder nor the obligation to perform duties hereunder.

         4.05 - Withholding Taxes. From any payments due hereunder to Executive from HRB, there shall be withheld amounts reasonably believed by HRB to be sufficient to satisfy liabilities for federal, state and local taxes and other charges and customary withholdings. Executive remains primarily liable to such authorities for such taxes and charges to the extent not actually paid by HRB. This Section 4.05 shall not affect HRB's obligation to "gross up" any relocation benefits paid to Executive pursuant

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to subsection 1.03(e)(iv).

         4.06 - Indemnification. To the fullest extent permitted by law and Block's Bylaws, HRB hereby indemnifies during and after the period of Executive's employment hereunder the Executive from and against all loss, costs, damages and expenses including, without limitation, legal expenses of counsel selected by HRB to represent the interests of Executive (which expenses HRB will, to the extent so permitted, advance to executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, employee or agent of HRB or Block or serving in such capacity for another corporation at the request of HRB or Block. Notwithstanding the foregoing, the indemnification provided in this Section 4.06 shall not apply to any loss, costs, damages and expenses arising out of or relating in any way to any employment of Executive by any former employer or the termination of any such employment.

         4.07 - Notices. Notices hereunder shall be deemed delivered five days following deposit thereof in the United States mails (postage prepaid) addressed to Executive at: 2100 Stratford Road, Mission Hills, Kansas 66208 and to HRB at:
4400 Main Street, Kansas City, Missouri 64111; Attn: Frank L. Salizzoni; or to such other address and/or person designated by either party in writing to the other party.

         4.08 - Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.

         Executed as a sealed instrument under, and to be governed by, construed and enforced in accordance with, the laws of the State of Missouri.

                                    EXECUTIVE:

Dated:    16 July 1998               /s/ Mark A. Ernst
        -----------------------     -----------------------------
                                        Mark A. Ernst
Accepted and Agreed:

HRB MANAGEMENT, INC.,
a Missouri corporation



By:  /s/Frank L. Salizzoni
    -------------------------------
    Frank L. Salizzoni
    President

Dated:     7/16/98
         ---------------------------

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